Exhibit 10.1

Certain identified information marked with [***] has been excluded from this Exhibit because it is not material and is of the type that the registrant treats as private and confidential

BOTTLING AGREEMENT

THIS BOTTLING AGREEMENT (including all exhibits, schedules and attachments, this “Agreement”) is effective as of 6/24/2022, (the “Effective Date”) by and between Azure Water Bottling of FL, LLC, a Florida limited liability company (“Bottler”), and GOLDEN ALLY LIFETECH GROUP, INC. (“Customer”).

RECITALS

WHEREAS, Bottler has experience bottling products at its affiliated bottling facilities, including the facility located at 1903 Greenleaf Ln, Leesburg, FL 34748 (the “Plant”), and desires to produce, bottle, pack, and handle certain products in accordance with the terms and conditions of this Agreement;

WHEREAS, Customer is in the business of creating, designing, marketing, and distributing food and beverage products;

WHEREAS, Customer desires to engage Bottler to produce certain products for Customer and Bottler desires to produce such products in accordance with the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Products.

(a) Production of Products. During the Term (as defined in Section 13(a)), Bottler shall, at such times and in such quantities as ordered by Customer, produce for Customer the products set forth on Exhibit A (“Products”) as such Exhibit may be amended from time to time by mutual written agreement of the parties.

(b) Technology. Customer shall license to Bottler, as set forth below, certain proprietary technology (the “Technology”) embodied in certain equipment which is necessary to create the Products, as more fully set forth on Exhibit A (the “Equipment”). The Equipment is hereby consigned to Bottler for the exclusive purpose of producing the Products in accordance with this Agreement. Customer and Bottler shall coordinate the delivery and installation of the Equipment at the Plant. All Equipment shall be supplied by Customer and installed at the sole expense of Customer.

(c) Specifications. Customer shall provide Bottler with the specifications and standards for the Products (the “Specifications”). Specifications will be communicated by Customer to Bottler in writing from time to time. Bottler shall produce the Products according to each Product’s Specifications. Bottler shall not produce any Products that fail to comply with either this Agreement, the Specifications, or the applicable written purchase order from Customer (each a “Purchase Order”). If Customer discovers that any Products do not so comply, without any fault of Customer, then Customer shall notify Bottler immediately and, as soon as reasonably practicable, Bottler shall correct the failure or replace the deficient Product, at Bottler’s expense. If such issue was due to a fault of Customer or Customer’s novel Specifications, Technology, or Equipment, then the expense of any corrective efforts shall be borne by Customer, including the cost of time and lost profits of Bottler. Bottler has reviewed the Specifications and all other information requested of, and received from, Customer. Bottler is familiar with and aware of the intended use and specialized nature of the Products; provided, however, that Bottler makes no guarantees or warranties of fitness of the Products for any purpose. Customer retains the right to modify the Specifications from time to time as may be appropriate in Customer’s judgment; provided, however, that Bottler shall have the right to object to any modifications and terminate this Agreement. In each case, any such modifications by Customer shall be at Customer’s sole expense. Bottler shall not modify the Specifications without Customer’s prior written approval in each instance. Customer shall have sole and exclusive ownership of any novel Specifications provided by Customer at all times. Customer may designate approved vendors for all or certain raw materials or components of Products; provided, however, that the Products shall be subject to repricing by Bottler based upon such designations by Customer.

(d) Artwork. Customer shall supply packaging artwork (the “Artwork”) for each Product to Bottler within seven (7) days prior to the submission of the first Purchase Order. Bottler shall have the right to reject any Artwork that does not comport with applicable law or agreed upon pricing between Customer and Bottler.

2. Prices.

(a) Pricing. Prices for the production of the Products as of the Effective Date and any applicable discounts and rebates are set forth on Exhibit A. Prices are based upon delivery F.O.B. the Plant in accordance with Section 4(b). All prices are stated in United States dollars unless otherwise noted on Exhibit A. Pricing may change from time to time and will only be based on actual raw material cost increases. There will be a 30 day notification period prior to any price increases.

(b) Continuous Improvement. Bottler shall use its reasonable best efforts to provide opportunities to Customer for shared savings to improve Product, freight, operations costs and other costs.

(c) Payment. Bottler shall invoice Customer for Products as mutually agreed. Customer shall pay all conforming invoices for outstanding Product balances, including but not limited to, all amounts due and owing for raw materials, finished product, warehousing, shipping, handling, and related expenses, within the timeframe(s) set forth on Exhibit A.

(d) Taxes. Prices for Products include all taxes, export and customs duties, tariffs, surcharges and other charges imposed by any and all federal, state or local Governmental Authority, as defined below (the “Taxes”), and all such Taxes are the sole responsibility of Bottler for delivery F.O.B. the Plant.

3. Forecasts and Purchase Orders.

(a) Forecasts; Minimum Order Commitment. Periodically, but not less than once a quarter, Customer shall provide Bottler a forecast (the “Forecast”) of its estimated monthly requirements for the next three (3) months (unless otherwise provided in Exhibit A). Customer shall be obligated to either (i) purchase the “Minimum Order Commitment” set forth on Exhibit A attached hereto and fully incorporated herein or (ii) pay unto Bottler the sum of [***] per case unit of all Products that were Forecast for the preceding calendar month but not ordered by Customer, which sum shall be payable by Customer immediately upon invoice by Bottler. Bottler shall use its reasonable best efforts to maintain the capability and the capacity to satisfy Customer’s forecasted demand from time to time. It is Bottler’s responsibility to maintain enough Product to meet Customer’s periodic Minimum Order Commitment. Customer may be liable for additional charges due to fluctuations in quantities ordered in excess of the Minimum Order Commitment. Customer shall pay Bottler for all Product for which Bottler has not received Purchase Orders equal to or in excess of the periodic Minimum Order Commitment.

(b) Purchase Orders. During the Term, from time to time Customer may submit Purchase Orders for Products. Each Purchase Order shall specify the Products ordered and the quantity desired. The ship date for all Products ordered under this Agreement (the “Ship Date”) shall be as stated in the Purchase Order which date shall not be less than thirty (30) days and not more than sixty (60) days from the date of the Purchase Order, unless otherwise agreed to by the parties; provided, however, that Customer may state a reasonable later Ship Date in any Purchase Order which shall be honored by the Bottler. In the event of any conflict between the terms and conditions of this Agreement and those in a Purchase Order, the terms and conditions of this Agreement will govern; provided, however, if any terms in the Purchase Order are in addition to, but do not conflict with, the terms of this Agreement, then such additional terms will apply. Upon receipt of a Purchase Order, Bottler shall manufacture the quantity of specified Products and all Products shall be available by the applicable Ship Date. Customer may cancel or modify a Purchase Order for any reason or no reason at all until the later to occur of: (i) the date on which Bottler purchases raw materials, components, and other supplies necessary to fulfill the subject Purchase Order; and (ii) the date on which Bottler begins production to fulfill the subject Purchase Order, at which point such Purchase Order will constitute a firm commitment by Customer to purchase the quantities set forth therein; provided, however, that no Purchase Order cancellation shall relieve Customer from purchasing its periodic Minimum Order Commitment.

(c) Fulfillment of Purchase Order. Order fulfillment will be considered “on time” and “timely” if Products are made available to Customer F.O.B. the Plant no later than the applicable Ship Date. Time is of the essence with respect to order fulfillment.

(d) Issued Purchase Orders Binding. Termination of this Agreement will have no effect upon any Purchase Orders issued by Customer prior to termination and will not relieve the parties of their obligations under such Purchase Orders.

(e) Effect of Default. Failure by Bottler to fulfill Purchase Orders on a timely basis or the nonacceptance of Products by the Customer will give rise to any remedies provided by law or in equity, including the right to cancel unfulfilled Purchase Orders. If Bottler fails to fulfill Purchase Orders for all or some Products by the applicable Ship Date, without prejudice to Customer’s other rights, Customer may cancel the Purchase Order with respect to such Products that are unavailable by the applicable Ship Date.

4. Packaging ; Delivery.

(a) Packaging. Bottler shall provide advance ship notice within two (2) business days prior to shipping, unless otherwise specified in Exhibit A. Bottler is responsible for containers, preparation, labeling, packaging, and palletization (“Shipment Preparation”). Bottler shall ensure that Shipment Preparation is in accordance with any specifications that may be provided by Customer and the Purchase Order or otherwise in accordance with good and customary business practices for shipment of products of a similar kind. Expenses incurred due to failure to comply with these terms are the responsibility of Bottler. Bottler’s name, Customer’s Purchase Order number, an appropriate description of Products, part numbers and quantity of items contained within each shipment must appear on all invoices, packing slips, cartons, and correspondence. Packing slips must accompany all shipments listing contents of shipment in detail. No additional charges of any kind, unless quoted separately, shall be imposed for boxing, packaging, cartage, or other extras necessary to prepare the Products for shipping F.O.B. the Plant.

(b) Delivery. All Products will be delivered by Bottler to Customer F.O.B. the Plant (the “Delivery Destination”). Title passes from Bottler to Company upon acceptance of product by common carrier.

5. Inspection, Acceptance, Claims and Risk of Loss.

(a) Inspection. Customer may, at its option and cost, inspect and test Products at the Plant, during normal business hours, and/or at the Customer Destination. Customer may also, at its option and cost, survey Bottler’s production, inspection, quality and reliability procedures, together with supporting data, during Bottler’s normal business hours. If any Product defects or Nonconformities, as defined below, are discovered during inspections and tests, Bottler shall undertake the reasonable remediation steps provided by Customer. Customer requires an initial inspection, as well as ongoing inspections of the Bottler’s plant and warehousing space at Customer’s request.

(b) Acceptance and Shortage Claims. All Products are subject to Customer’s inspection (which inspection does not affect the warranties under this Agreement) at the Plant. Customer may reject or cancel all or any part of any Purchase Order if Bottler fails to make the Product available at the Plant on the Ship Date in conformity with the terms and conditions hereof, including any failure of Products to conform to the Specifications due to a fault of Bottler. Customer’s acceptance of non-conforming delivery is not a waiver of its right to reject future deliveries. If Customer rejects some or all Products in a shipment, at Customer’s option, (i) Bottler shall provide a comparable quality substitute (for which substitution Bottler must assume any expense and price differential) or (ii) Customer may purchase Products from another supplier as an alternate source as Customer, in its sole discretion, deems necessary. At any time upon identification and notification of defective Products or nonconforming shipments, Customer may take any of the actions set forth in Section 9(c)(iii). Within one week of notification of such defects, Bottler shall submit to Customer a written explanation of the root cause and necessary corrective actions to prevent reoccurrence. Payment for or passage of title to Products prior to Customer’s inspection does not constitute acceptance. Customer shall report any nonconforming defects or shortages to Bottler within five (5) business days after receipt at the Delivery Destination. Bottler shall correct shortages at no additional cost to Customer. Customer shall be deemed to have waived any right of rejection or remedy for any Products with nonconforming defects or shortages that are not reported within five (5) business days after receipt of the Products at the Delivery Destination.

6. Confidentiality; Non-Circumvention.

(a) Definition. For purposes of this Agreement, “Confidential Information” shall mean all non-public and proprietary information relating to, or derived from, a party or its Affiliates (as defined herein) (each, and/or collectively, a “Disclosing Party”) to which the other party or its respective Affiliates (each, and/or collectively, a “Receiving Party”) is given access. Confidential Information shall include, without limitation, all methods and systems, software, technical data, research reports, designs and specifications, new product and service developments, information regarding past, current, and prospective customers and customer lists, pricing information, trademarks or service marks, and other information, data, documents, technology, know how, processes, trade secrets, contracts, proprietary information, financial and operating data, now or hereafter existing or previously developed or acquired by a Disclosing Party, regardless of whether any such information, data or documents qualify as “trade secrets” under applicable law. Confidential Information shall not include information that: (a) the Receiving Party can reasonably demonstrate to have been in its possession prior to disclosure of such information by the Disclosing Party or its representatives to the Receiving Party; (b) information that also has been furnished to the Receiving Party by a third party who, so far as the Receiving Party was aware after due inquiry, was entitled to disclose it as a matter of right without restriction; (c) information which is or becomes part of the public domain by publication or otherwise through no breach of this Agreement by the Receiving Party; and (d) information which is developed by the Receiving Party without access to or use of the Disclosing Party’s Confidential Information and such can be reasonably proven. As used in this Agreement, the term “Affiliate” means any corporation, partnership or other entity that controls, is controlled by or is under common control with, a Disclosing Party or Receiving Party, as applicable.

(b) Confidentiality and Non-Use. During the Term and for three (3) years thereafter, any Confidential Information which a Disclosing Party discloses or makes available to a Receiving Party (a) shall not be, directly or indirectly, disclosed or used by the Receiving Party other than solely in connection with its obligations under this Agreement, (b) shall be kept in strict confidence by the Receiving Party to a commercially reasonable level of security, (c) shall not be reproduced by the Receiving Party without the Disclosing Party’s prior consent, and (d) shall not be disclosed by the Receiving Party to any other person or entity without the Disclosing Party’s prior written consent; provided, however, that the Receiving Party may reveal such information to its affiliates, officers, directors, employees, members, accountants, attorneys, agents, consultants, advisors, and financing sources (collectively, its “Representatives”) who (i) need to know or be aware of the Confidential Information in connection with the Agreement, (ii) are informed of the confidential nature of the Confidential Information, and (iii) are subject, as a result of their employment or engagement by the Receiving Party, to an obligation similar in nature and scope to this Agreement, which prohibits such party from disclosing the Confidential Information furnished to them in connection with this Agreement. The Receiving Party shall be responsible for any breach of this Agreement by any of its Representatives. Notwithstanding any other provision of this Agreement, the Receiving Party may disclose the Confidential Information to the extent required by applicable law, regulation or court order, provided that if the Receiving Party is required in any civil or criminal legal proceeding, regulatory proceeding or any similar process to disclose any part of the Confidential Information, prior to disclosure the Receiving Party shall, to the extent permitted, give prompt notice of such request to the Disclosing Party so that the Disclosing Party may seek (at the Disclosing Party’s cost) an appropriate protective order or waive the Receiving Party’s compliance with the provisions of this Agreement.

(c) Non-Circumvention. Each party agrees that, during the Term and for a period of three (3) years after the termination or expiration of this Agreement it shall not, and shall cause its employees, affiliates, directors, officers and other related parties not to, directly or indirectly, or in any manner whatsoever, circumvent or attempt to circumvent the other party in its relationships or negotiations with its customers or prospective customers and as a result, neither party nor its employees, affiliates, successors, directors or officers shall in any way negotiate, discuss, offer or enter into a direct or indirect agreement with any customer or prospective customer of the other party. Furthermore, Bottler shall sell the Products utilizing the Equipment only to Customer and acknowledges and agrees that Bottler shall not sell, offer, or provide or enter into any negotiations to sell, offer or provide, whether directly or indirectly, any of the Products utilizing the Equipment to anyone other than Customer, whether presented as Customer products, as a different brand, or unbranded/generic.

7. Intellectual Property Rights.

(a) Intellectual Property Rights Defined. “Intellectual Property Rights” means any copyright, patent, patent improvement, design, logo, know-how, trademark, trade name, translation of trademark or trade name into a foreign language, trade dress or other designation and any similar rights or applications for rights in any of the foregoing in any part of the world.

(b) Ownership. Customer hereby represents that Customer, Customer’s Affiliates, and their respective licensors own exclusively throughout the world the Technology, the Equipment, and any and all Specifications, labeling, distributive works, logos, pictures, drawings, designs, ideas, sketches, graphics, models, samples, inventions, innovations, know-how, discoveries, trade secrets and other documentation, information, data, material and other items, including all Intellectual Property Rights in the foregoing, that are delivered by Customer to Bottler that relates to the Specifications, Equipment, or the Products (collectively, “Customer Intellectual Property”). Intellectual property, including all Intellectual Property Rights therein, owned by Bottler prior to the Effective Date that is unrelated to Customer Intellectual Property (“Bottler Intellectual Property”) belongs to Bottler.

(c) No Contest. Bottler shall not: (i) contest the validity of any Customer Intellectual Property or any of Customer’s or its Affiliates’ registrations or applications pertaining to any Customer Intellectual Property; (ii) do or cause to be done any act or thing to impair Customer’s or its Affiliates’ right, title and interest in any Customer Intellectual Property; (iii) in any manner represent that it owns or has an ownership interest in any Customer Intellectual Property; (iv) register or allow any other party under its influence or control to register any trademarks, logos or Intellectual Property Rights, or any rights closely resembling them, owned or used by Customer in any jurisdiction; (v) use any word, symbol, or mark which is confusingly similar to any Customer Intellectual Property (as determined by Customer in its reasonable discretion); (vi) perform or permit to be performed any act which might in any way impair the goodwill or other rights of Customer in any Customer Intellectual Property; or (vii) use Customer Intellectual Property in any advertising, publicity, promotional material, press releases, sales material or as a reference or disclose the existence of this Agreement, or the terms hereof, without obtaining Customer’s prior written approval. All Customer Intellectual Property (other than patents and trademarks) will be deemed Customer’s Confidential Information. Sales, distribution or display of Products, or any products, samples or artwork bearing any logos, trademarks or other Intellectual Property Rights licensed or sublicensed by Customer are expressly prohibited except pursuant to this Agreement. All Products shall bear such trademarks, logos and other intellectual property designations as specified by Customer from time to time. Bottler shall take, and cause any other party under its influence or control to take, all reasonable steps, at Customer’s cost, that Customer considers necessary to protect Customer’s Intellectual Property Rights. Subject to conformity with the confidentiality and non-disclosure obligations set forth in Section 6, Bottler shall inform all of its suppliers and other third parties involved in the production of Products of Customer’s ownership of or rights in Customer Intellectual Property. All Customer Intellectual Property, together with all associated goodwill, are and will remain the sole property of Customer. Bottler hereby represents and warrants that it has full right and authority to perform its obligations and grant the rights herein granted, and that it has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer any right, title, or interest to any technology or Intellectual Property Right that would conflict with its obligations under this Agreement. Bottler further covenants that it shall not enter into any such agreements in the future without advance notice to Customer.

(d) Infringement. Bottler represents and warrants that, to the best of Bottler’s knowledge, production of the Product would not infringe upon any third party Intellectual Property Rights utilizing equipment and processes currently employed by Bottler (the “Current Bottler Processes”), prior to use of Customer’s Technology, Equipment, and Specifications. Bottler shall defend and indemnify Customer and its officers, directors, employees, agents, Authorized Purchasers (as defined in Section 9(c)) and their Affiliates from and against all costs, damages and expenses (including reasonable attorneys’ fees) incurred in connection with any Claim (as defined in Section 14(b)) that the production of the Product constitutes an infringement of any Intellectual Property Right or other proprietary right of any third party based upon the Current Bottler Processes. Bottler, at its own expense and option, shall either (i) procure for Customer and its Authorized Purchasers the right to continue using or selling Products, (ii) replace the infringing Products with non-infringing Products, or (iii) accept return of the Products and refund the full purchase price and shipping costs, each based upon the Current Bottler Processes. This Section 7(d) does not apply to the extent any infringement relates to Customer Intellectual Property. Without limiting the above, Customer may terminate this Agreement or any Purchase Order if any claim of infringement is made or threatened against Customer as a result of or arising out of infringing or allegedly infringing Product or its packaging, labeling or documentation utilizing the Current Bottler Processes.

(e) No Right by Implication. No rights or licenses with respect to Product or Customer Intellectual Property are granted or will be deemed granted to Bottler hereunder or in connection with this Agreement except as expressly provided in this Agreement.

8. Trademarks and Identification; Licensing of Technology.

(a) Trademarks. Bottler is authorized to affix Customer’s trademarks (as designated by Customer) to designated Products which are produced for Customer in accordance with Customer’s instructions as provided from time to time, but Bottler shall have no other right whatsoever with respect to Customer’s trademarks, and the authorization made herein shall cease and be of no further effect upon the earlier of Customer’s written notice or termination or expiration of this Agreement; provided, however, that the authorization made herein shall continue for any Purchase Orders which are unfulfilled and not canceled upon termination or expiration of this Agreement. Unless Customer grants prior written approval, Bottler shall not, at any time prior to or following termination of this Agreement, produce for or sell to anyone but Customer any items bearing a Customer trademark or trade name, or having a distinctive appearance or physical characteristic associated solely with Products made for Customer.

(b) Identification. Bottler shall affix to each Product part numbers and/or other instructions or information as specified by Customer (the “Markings”). The prices for Products must include the cost of all such Markings.

(c) Limited License. Customer hereby grants to Bottler a limited, non-exclusive, non-assignable, non-sublicensable, royalty-free license to use the Technology and the Equipment solely for the purpose of producing the Products as required under this Agreement. Bottler acknowledges and agrees that the Technology and the Equipment are the sole and exclusive property of the Customer and/or its Affiliates and that Bottler has no rights to either the Technology or the Equipment except as set forth herein.

9. Warranties; Corrective Action Plan.

(a) By Bottler. Bottler represents and warrants to Customer that (i) it has the requisite power, authority and authorization to enter into this Agreement and carry out the terms hereof, (ii) the person signing this Agreement on behalf of Bottler has the requisite corporate authority, (iii) the execution, delivery and performance of this Agreement is not prohibited or impaired by any judgment or other agreement to which Bottler is a party or by which it is bound, (iv) Bottler is and at all times during the Term shall be in possession of all approvals necessary to manufacture, render, process, package, label, deliver and sell Products; (v) Bottler has reviewed the Specifications for the Technology and the Equipment and is capable of integrating the Technology and the Equipment into its production line to produce the Products, (vi) Bottler has and will have ownership rights necessary to convey good and marketable title to all Products, free and clear of all liens and encumbrances upon delivery of Products to Customer, and (vii) Bottler shall at all times comply with Applicable Law pertaining to the manufacture and sale of Products. “Applicable Law” means any applicable statute, law, regulation, ordinance, order, decree or the like, including but not limited to applicable food and safety laws, promulgated by any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, or judicial or administrative body, whether federal, state, or local or in a foreign country having jurisdiction over the parties (collectively, a “Governmental Authority”).

(b) By Customer. Customer represents and warrants to Bottler that (i) it has the requisite power, authority and authorization to enter into this Agreement and carry out the terms hereof, (ii) the person signing this Agreement on behalf of Customer has the requisite entity authority, (iii) the execution, delivery and performance of this Agreement is not prohibited or impaired by any judgment or other agreement to which Customer is a party or by which it is bound, (iv) Customer is and at all times during the Term shall be in possession of all approvals necessary to utilize the Technology and Equipment required by the Specifications in the manufacturing, delivery, and sale of the Products, (v) Customer has and will have ownership rights necessary to Bottler utilizing the Technology and Equipment required by the Specifications in the manufacturing, delivery, and sale of the Products, and (vii) Customer shall at all times comply with Applicable Law pertaining to the manufacture and sale of Products.

(c) Product Warranty.

(i) Bottler warrants that Products will: (A) be processed, manufactured and labeled using sound manufacturing practices, with the services being performed in a professional and workmanlike manner, and in all respects in accordance with Applicable Law and the highest standards of quality in the industry and in a manner so as to ensure the safety of all persons and the preservation of property; (B) strictly comply with all Specifications and all of Customer’s Product quality requirements provided to Bottler in writing or otherwise made available from time to time; (C) be in good, usable and merchantable condition and fit for human consumption within the guidelines and sell-by dates provided by Bottler; (D) be of high quality and free from defects (whether patent or latent) in workmanship, design, production and materials; (E) be free of any and all liens and encumbrances; (F) have been handled properly up to the time of acceptance by Customer or its authorized representative or designated agent; and (G) be produced in accordance with Section 1(c). These warranties are in addition to, and shall not be construed as restricting or limiting, all warranties and remedies of Customer, express or implied, provided by law. Any attempt by Bottler to limit, disclaim or restrict such warranties shall be null and void. All Bottler warranties provided to Customer under this Section 9 are fully transferrable and assignable to Customer’s customers, and their respective successors and assigns, and any other direct purchaser or end-user of any Product, including Customer’s Affiliates or subsidiaries (collectively, the “Authorized Purchasers”).

(ii) The warranty period for each Product is set forth on Exhibit A.

(iii) If Customer, in its sole discretion, determines that Products fail to meet the warranties set forth above and/or Exhibit nonconformity with the Specifications, Customer standards, or other defects, in each case as determined either at the time of delivery at the Delivery Destination or at any time thereafter (a “Nonconformity”), Customer in its sole discretion may, in addition to its other rights and remedies, and at Bottler’s sole cost and expense, take one or more of the following actions:

(A) conduct a complete quality assurance inspection of the entire shipment or lot;

(B) reject a portion of the, or the entire, shipment or lot, as Customer deems appropriate, and return the same to Bottler;

(C) cancel any outstanding portion of the Purchase Order;

(D) request replacement Products;

(E) retain the Products and recover damages from the Bottler for breach of warranty and, in such event, continued use of such Products by Customer shall not constitute a waiver of Bottler’s breach of warranty;

(F) request a written corrective action plan with respect to any Nonconformity, and if Customer deems such plan insufficient, Bottler shall provide either a revised corrective action plan or additional information as to why Bottler believes the original plan will satisfactorily address the Nonconformity; and/or

(G) setoff any purchase price paid with respect thereto, as well as Customer’s and its customers’ costs with respect to such shipment or part thereof.

(d) Third Party Products. Bottler shall secure and administer for Customer any and all necessary sublicenses or direct licenses for third party components, parts, equipment and other products (“Third Party Products”) used or contained within Products provided hereunder; provided, however, that Bottler shall have no obligation to obtain any such rights with respect to the Equipment or Technology required by the Specifications. Customer shall secure and administer for Bottler any and all necessary sublicenses or direct licenses for Third Party Products used or contained within Products that comprise or relate to the Equipment or Technology required by the Specifications.

(e) Pass-Through Rights. Without limiting Section 9(d), each party hereby assigns and passes through to the other party, and each party shall have the benefit of, all rights that either party obtains under representations, warranties, service agreements and indemnities given by its third party subcontractors or suppliers in connection with any Third Party Products provided by a party pursuant to this Agreement to the extent permitted by the applicable subcontractors or suppliers. To the extent that such representations, warranties, service agreements and indemnities are not assignable by a supplier, each party agrees that the other party may assert or enforce any right that either party may have to enforce such warranties, representations, service agreements, and indemnities, or if such can only be enforced by a party under its own name, upon written request by the other party, such party shall take all reasonable action requested by the other party to enforce such warranties, representations, service agreements, and indemnities.

10. Nonconformities. In addition to any other obligations of a party under this Agreement, if (i) performance issues are sufficiently serious to threaten Customer’s marketing of the Product or Customer’s reputation, or (ii) any Product presents a previously unforeseen Nonconformity, either party shall be entitled to terminate this Agreement.

11. Product Recalls. If either party deems it appropriate or necessary for any reason, including a safety concern or an investigation or inquiry of a Governmental Authority, a finding of a defect or product hazard, or a finding that a Product is not in compliance with any Applicable Law, standard, or requirement to recall or take any other corrective action relating to a Product produced pursuant to this Agreement (a “Product Recall”), each party shall be responsible for the costs and expenses of the Product Recall attributable to such party. Each party shall respond within a reasonable period to any question or request for information received by the other party pertaining to the production of any Product or any Product Recall. Each party shall provide to the other party all necessary information in its possession arising out of the Product Recall or any similar program. Except as required by Applicable Law, neither party shall make any disclosure to the public or media with respect any Product Recall without the prior written consent of the other party. Nothing contained in this Section shall preclude either party from taking such action as may be required of it under Applicable Law.

12. Compliance Matters.

(a) Compliance with Laws; Safety Standards. Bottler shall: (i) produce Products without the use of any child or prison labor and in adequate working conditions reasonably providing for the health and safety of Bottler’s employees; and (ii) comply with all Applicable Law. Bottler shall ensure that Products meet or exceed the safety standards required by Applicable Law. The parties shall cooperate with one another in meeting all applicable safety standards.

(b) Country of Manufacture. During the Term, Bottler shall maintain full traceability records regarding the country of origin (manufacture), production lot, quantity and part number of each Product purchased under this Agreement. Bottler represents that Products will not be packaged or transshipped for the purpose of mislabeling or evading quota or country of origin restrictions. Bottler shall provide to Customer an annual certificate of origin for all Products sold to Customer in the applicable year. The certificate must display (in electronic spreadsheet format) the following for each part number sold:

●     Customer’s designated Part Number;

●     Description of Product (clearly identifiable to a third party); and

●     Country of Origin (place of manufacture, not just place of shipping).

(c) Hazardous Substances. Bottler warrants that Products shall not contain any Hazardous Substances, as defined below, or any components containing Hazardous Substances. “Hazardous Substances” means any pollutants, contaminants, pesticides, solid, special or toxic wastes, asbestos-containing materials, mold, lead-based paint, solid, liquid, gas or electromagnetic radiation, petroleum or petroleum product or by-product, or hazardous, extremely hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes defined in or listed as such in, or regulated, limited or prohibited under, Applicable Law, including any environmental law, including asbestos, polychlorinated biphenyls and substances referenced in Proposition 65 in the State of California. Bottler shall have the right to terminate this Agreement if any Hazardous Substance is to be introduced into or utilized in producing the Products as a result of utilizing the Technology or Equipment required in the Specifications.

(d) Anti-Corruption. Each party shall at all times conduct its activities in accordance with all Applicable Law related to anti-bribery or anti-corruption legislation including the U.S. Foreign Corrupt Practices Act of 1977 and all national, state, provincial or territorial anti-bribery and anticorruption statutes. Accordingly, a party shall make no offer, payment or gift, will not promise to pay or give, and will not authorize, directly or indirectly, the promise or payment of, any money or anything of value to any party employee or agent, any government official, any political party or its officials, any or any person while knowing or having reason to know that all or a portion of such money or item of value will be offered, given or promised for the purpose of influencing any decision or act to assist a party or otherwise obtaining any improper advantage or benefit.

13. Term and Termination.

(a) Term. The initial term of this Agreement commences on the Effective Date and continues for one (1) year from the date of this Agreement (the “Initial Term”) unless otherwise terminated as set forth herein. Thereafter, the term of this Agreement may be renewed for additional one (1) year term (each, a “Renewal Term”) if, at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, Customer gives Bottler notice of its election to renew this Agreement. The Initial Term and all Renewal Terms are collectively, the “Term.”

(b) Termination for Cause. Either party may terminate this Agreement thirty (30) days after providing written notice to the other party if the other party has committed a material breach under this Agreement and the material breach has not been cured to the non-defaulting party’s satisfaction within the thirty (30) day notice period. Such notice shall state with specificity the nature of the breach and the provision of this Agreement being breached.

(c) Effect of Termination. Upon expiration or termination of this Agreement for any reason, at Customer’s option, Bottler shall complete all orders submitted to Bottler by Customer prior to the effective date of termination and Customer shall pay for such orders upon acceptance of Products by Customer, subject to any set-offs. Additionally, the parties shall coordinate the removal of the Equipment from the Plant and the delivery of same in accordance with instructions provided by the Customer at such time. Bottler shall have the right to sell any Products for which Customer has failed to pay Bottler pursuant to this Agreement for a period of six (6) months after termination.

(d) Survival. Expiration or termination of this Agreement for any reason will not affect any liabilities or obligations of either party that have accrued at the date of expiration or termination or which by their nature survive expiration or termination, including the obligations of Sections 6, 7, 9, 10, 11, 13(c), and 14 through 19.

14. Product Liability; Indemnification.

(a) Product Liability. Bottler’s indemnification of Customer and Authorized Purchasers for Bottler’s acts includes (i) any claim for damages, injury, or loss resulting from use or operation of any Product supplied hereunder, other than as the result of utilizing the Technology and Equipment required in the Specifications, (ii) any failure by Bottler to comply with any Applicable Law, other than as the result of utilizing the Technology and Equipment required in the Specifications, and (iii) a breach by Bottler of any covenant or term of this Agreement, other than as the result of utilizing the Technology and Equipment required in the Specifications.

(b) Customer Indemnification. In addition to the requirements set forth in Sections 9 through 11, Bottler shall indemnify, defend and hold harmless Customer and its Affiliates, and their respective directors, officers, customers, owners, other bottlers, distributors, agents, and employees (each, a “Customer Indemnitee”) from and against any third party or Governmental Authority claims, demands, investigations, suits, proceedings, or causes of action (each, a “Claim”) asserted against the Customer Indemnitee(s) with respect to actual or alleged losses, liabilities, injuries, deaths, damages, fines, penalties, costs, expenses, incidental, special, consequential, indirect and exemplary damages (provided such incidental, special, consequential, indirect and exemplary damages actually result in a direct cost, payment or expense actually suffered by the Customer Indemnitee, but not including loss of profits or revenues, impairment of goods, or loss of capital) (each, a “Loss”), modifications to or substitutions for Products, or other increased expenses of operation, or claims of the Customer Indemnitee’s customers due to added cost or loss, failure of supply and other amounts (including attorneys’ and other professionals’ fees and expenses incurred by Customer in connection with the defending against the Claim), relating to or arising out of: (i) breach by Bottler or its employees, agents, subcontractors, sub-manufacturers or assigns of the representations, warranties or other terms of this Agreement; (ii) acts or omissions of Bottler or its employees, agents, subcontractors, sub-manufacturers, assigns, or its or their employees in violation of this Agreement or Applicable Law; (iii) the design, manufacture, sale, recall, distribution or use of Products; (iv) the manufacture or sale of Products by Bottler or its subcontractors, sub-manufacturers or assigns including, without limitation, product liability Claims (including negligence and breach of warranty Claims, as well as traditional product liability Claims); and (v) third party intellectual property infringement Claims relating to the Current Bottler Processes and Bottler Intellectual Property. Notwithstanding the foregoing, Bottler shall not indemnify or hold harmless Customer for any acts arising out of Bottler’s use of the Technology or Equipment as required in the Specifications.

(c) Bottler Indemnification. In addition to the requirements set forth in Sections 9 through 11, Customer shall indemnify, defend and hold harmless Customer and its Affiliates, and their respective directors, officers, customers, owners, other bottlers, distributors, agents, and employees (each, a “Bottler Indemnitee”) from and against any third party or Governmental Authority Claims asserted against the Bottler Indemnitee(s) with respect to any actual or alleged Losses, modifications to or substitutions for Products, or other increased expenses of operation, or claims of the Bottler Indemnitee’s customers due to added cost or loss, failure of supply and other amounts (including attorneys’ and other professionals’ fees and expenses incurred by Bottler in connection with the defending against the Claim), relating to or arising out of: (i) breach by Customer or its employees, agents, subcontractors, sub-manufacturers or assigns of the representations, warranties or other terms of this Agreement; (ii) acts or omissions of Customer or its employees, agents, subcontractors, sub-manufacturers, assigns, or its or their employees in violation of this Agreement or Applicable Law; (iii) the design, manufacture, sale, recall, distribution or use of Products as the result of the Technology or Equipment required in the Specifications; (iv) the manufacture or sale of Products by Customer or its subcontractors, sub-manufacturers or assigns including, without limitation, product liability Claims (including negligence and breach of warranty Claims, as well as traditional product liability Claims); and (v) third party intellectual property infringement Claims related to Customer Intellectual Property.

(d) Notice of Claim. Each party shall promptly notify the other party in writing of any Claim arising under this Section 14, and each notified party shall be obligated to defend, settle, or otherwise dispose of such Claim with competent and experienced counsel reasonably acceptable to the other party. The parties shall cooperate in the investigation and defense thereof. Each of the Customer Indemnitees and Bottler Indemnitees shall at any time have the right, at its own expense, to be represented by counsel of its own choosing and to become associated with either party in the defense of any such Claim.

(e) Obligations Remain Continuously in Force. The obligations imposed by this Section 14 shall remain in force continuously, notwithstanding the termination of this Agreement, and bind any successors or assigns of the parties with respect to Products manufactured by Bottler during the Term, and by such successors, assigns or purchasers.

15. Insurance.

(a) Bottler Insurance Requirement. Bottler shall carry at its expense during the Term and for five (5) years after its termination, commercial general liability insurance written on an occurrence form, insuring against damages because of bodily injury, including death, property damage and personal and advertising injury and include coverage for blanket contractual liability, broad form property and fire damage, legal liability, independent contractor liability, products and completed operations liability, premises and operations liability and at the request of Customer, product recall insurance. The minimum limits of insurance are USD 1,000,000 per occurrence, USD 2,000,000 general annual aggregate and USD 2,000,000 products and completed operations annual aggregate. The insurance required herein may be satisfied by Bottler by any combination of primary, umbrella, or excess insurance policies, so long as the total limit of insurance is not less than limits specified herein. An umbrella or excess insurance policy must be written on an occurrence form and be as broad as the primary insurance policy. The insurance policies must be issued by reputable and financially responsible insurance companies with a minimum A.M. Best rating of A-. Bottler shall cause its insurers to endorse the required insurance hereunder to waive any rights of subrogation against the Customer Indemnitees, to name the Customer Indemnitees as additional insureds, to be primary to and non-contributory with any other insurance maintained by or available to Customer Indemnitees, and to provide that the insurer will endeavor to give Customer at least thirty (30) days prior written notice of any cancellation or reduction in coverage. Any insurance policy required herein will not have a cross suit or cross liability exclusion. If Bottler fails to adhere to the requirements of this Section 15(a), Customer may order any such insurance and charge the cost thereof to Bottler, which amount shall be due and payable by Bottler upon demand.

(b) Sufficiency of Bottler Insurance; Cooperation with Insurer. By requiring insurance herein, Bottler does not represent that the coverage and limits will necessarily be adequate to protect the Customer Indemnitees, and insurance effected or procured by Bottler will not reduce or limit its contractual obligation to indemnify and defend the Customer Indemnitees as contemplated in Section 14(b). Bottler and Customer shall fully cooperate and participate in the reporting and investigation of claims.

(c) Customer Insurance Requirement. Customer shall carry at its expense during the Term and for five (5) years after its termination, commercial general liability insurance written on an occurrence form, insuring against damages because of bodily injury, including death, property damage and personal and advertising injury and include coverage for blanket contractual liability, broad form property and fire damage, legal liability, independent contractor liability, products and completed operations liability, premises and operations liability and at the request of Bottler, product recall insurance. The minimum limits of insurance are USD 1,000,000 per occurrence, USD 2,000,000 general annual aggregate and USD 2,000,000 products and completed operations annual aggregate. The insurance required herein may be satisfied by Customer by any combination of primary, umbrella, or excess insurance policies, so long as the total limit of insurance is not less than the limits specified herein. Any umbrella or excess insurance policy must be written on an occurrence form and be as broad as the primary insurance policy. The insurance policies must be issued by reputable and financially responsible insurance companies with a minimum A.M. Best rating of A-. Customer shall cause its insurers to endorse the required insurance hereunder to waive any rights of subrogation against the Bottler Indemnitees, to name the Bottler Indemnitees as additional insureds, to be primary to and non-contributory with any other insurance maintained by or available to Bottler Indemnitees, and to provide that the insurer will endeavor to give Bottler at least thirty (30) days’ prior written notice of any cancellation or reduction in coverage. Any insurance policy required herein will not have a cross suit or cross liability exclusion. If Customer fails to adhere to the requirements of this Section 15(a), Bottler may order any such insurance and charge the cost thereof to Customer, which amount shall be due and payable by Customer upon demand.

(d) Sufficiency of Customer Insurance; Cooperation with Insurer. By requiring insurance herein, Customer does not represent that the coverage and limits will necessarily be adequate to protect the Bottler Indemnitees, and insurance effected or procured by Customer will not reduce or limit its contractual obligation to indemnify and defend the Bottler Indemnitees as contemplated in Section 14(b). Bottler and Customer shall fully cooperate and participate in the reporting and investigation of claims.

16. Reserved.

17. Governing Law; Jurisdiction; Trial by Jury. This Agreement will be governed by and interpreted in accordance with the internal laws of the State of Florida, United States, without regard to conflicts of laws. The parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Palm Beach County, Florida for the purposes of adjudicating any matter arising from or in connection with this Agreement. Each party expressly waives any right to a trial by a jury in any proceeding arising directly or indirectly out of this Agreement.

18. Equitable Relief. Each party’s remedies at law for a breach of any provision of this Agreement may be inadequate, and either party may suffer irreparable harm from any such breach. Therefore, each party may enforce any provision of this Agreement by obtaining equitable relief in addition to all other remedies at law or under this Agreement.

19. Miscellaneous.

(a) Notices. Other than routine communications made in the ordinary course of performing any obligations under this Agreement, all notices or other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been sufficiently given when delivered either in person or on the second business day after mailing via recognized international courier, postage prepaid, to the address stated below or to such other address or individual as either party may specify from time to time in writing or transmitted electronically if confirmed in writing by one of the above methods, provided, however, that if transmitted electronically, the date of delivery shall be the date notice is received in accordance with the methods set forth above.

If to Customer:

 ________________________

Golden Ally Lifetech Group, Inc

ATTN: Oliver Ban

901 S Mopac Exp. Bldg 1 STE 300

Austin, TX 78746

If to Bottler:

Azure Water Bottling of Florida, LLC

ATTN: Nestor Lopez

1903 Greenleaf Lane,

Leesburg, FL 34748, USA

(b) Waiver. No term or provision of this Agreement will be deemed waived by either party unless such waiver is in writing and signed on behalf of the party against whom it is asserted and such writing includes a specific statement of such party’s intent to make such waiver. No waiver of a breach of this Agreement by either party, whether express or implied, will constitute a consent to, waiver of, or excuse for any other, different, or subsequent breach of this Agreement.

(c) Conflicts of Interest. If either party becomes aware of a conflict of interest relating to this Agreement, such party shall immediately notify the other party and the parties shall work in good faith to resolve the conflict or otherwise resolve the situation.

(d) Modification. Except as expressly set forth in this Agreement, no modification or change may be made in this Agreement except by written instrument duly signed by an authorized representative of each party hereto.

(e) Assignment. This Agreement may be assigned by either party, without the consent of the other party, to (i) any Affiliate of the party, (ii) any entity with which or into which the party may consolidate or merge, or (iii) any entity acquiring all or substantially all of the assets of the party relating to this Agreement. In addition, each party shall have the right to delegate any of its obligations hereunder to an Affiliate or to an agent of such party. Any assignment, transfer, or delegation in contravention of this Section 19(e) will be null and void. This Agreement will inure to the benefit of the successors and permitted assigns of the parties.

(f) Entire Agreement. This Agreement, together with the Recitals, the attached Exhibits, and any future exhibits or schedules entered into by the parties from time to time hereunder, and all Purchase Orders, all of which are hereby incorporated into this Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and simultaneous representations, discussions, negotiations, letters, proposals, agreements, and understandings between the parties with respect to the subject matter hereof, whether written or oral. In the event of any conflict or inconsistency between the terms of this Agreement and any Exhibits hereto, this Agreement will control, except as specifically stated otherwise.

(g) Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law, in equity or otherwise, except to the extent expressly provided in this Agreement to the contrary.

(h) Force Majeure; Other Events. Neither party shall be considered in default of its performance of any obligation hereunder (other than an obligation to make any payment due hereunder) to the extent that performance of such obligation is prevented or delayed by any act of God or other cause beyond such party’s reasonable control, including any act, failure to act, or delay in acting on the part of any governmental authority, governmental priorities, strikes or other labor difficulties, accidents or disruptions such as fire, explosion, terrorism, flood, federal, state, or local governmental declaration of pandemics or epidemics, or civil disturbance (each, a “Force Majeure Event”). The party subject to a Force Majeure Event shall use commercially reasonable efforts to minimize the consequences of such event and to overcome such event as soon as reasonably possible. A party desiring to rely upon any Force Majeure Event as an excuse for failure, default, or delay in performance shall promptly notify the other party of the occurrence of the Force Majeure Event and again of the cessation of that event. If either party is unable to substantially perform its obligations under this Agreement for more than thirty (30) days as a result of a Force Majeure Event, the other party shall have the option to terminate this Agreement upon written notice to the non-performing party.

(i) Severability. If any provision in this Agreement is invalid or unenforceable in any circumstances, its application in any other circumstances and the remaining provisions of this Agreement will not be affected thereby.

(j) Publicity. Neither party shall make any public announcements or communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

(k) No Third Party Beneficiaries. Except as expressly stated herein, each party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the parties hereto, a party’s Affiliates, and their successors and permitted assigns.

(l) Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (ii) the word “or” is disjunctive but not necessarily exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

(m) Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by fax, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(n) Setoff. Notwithstanding any other provision in this Agreement, each party has the right to set off any amounts it owes to the other party against any amounts owed to it by the other party, and vice versa.

(o) Relationship. The relationship established between the parties by this Agreement is solely that of vendor and vendee. Under no circumstances shall the contractual relationship between the parties be deemed or construed as one of agency, joint venture, employment, or otherwise. This Agreement does not give either party any right to act as a representative or agent of the other or any authority to incur or create any obligation in the name of or on behalf of the other.

(p) Subcontractors and Sub-manufacturers. Bottler shall not appoint any subcontractors or sub-manufacturers other than Azure Water Bottling LLC, a Florida limited liability company, a Bottler Affiliate, without Customer’s prior written agreement. Any such subcontractors or sub-manufacturers must agree in writing to be bound by all of the terms of this Agreement and Bottler’s obligations hereunder, including those of Section 6. Unless pursuant to a duly authorized assignment, Bottler retains primary liability to Customer for its obligations under this Agreement, notwithstanding the appointment of any subcontractors or sub-manufacturers, and shall be jointly and severally liable for the actions or omissions of any subcontractors or sub-manufacturers.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective

Company: Golden Ally Lifetech Group, Inc

By:
Name:	Oliver K Ban
Title:	CEO

Azure Water Bottling of Florida, LLC

By:
Name:	Chuck Walkley
Title:	CEO

EXHIBIT A

Products; Specifications; Prices

Products: GOLDEN WATER, TRADEMARK: AQP WATER

First Order: [***] bottles, using 432 ml bottles of Golden proprietary water, trademarked at AQP Water.

Subsequent Orders: Minimum quantity of [***] bottles ([***]), using 432ml bottles, to [***] ([***]) cases.

Annual Commitment: [***] 24pk cases (or [***] bottles of 432 ml water). This annual commitment shall begin on the first date of production but within 4 months of agreement signing.

Pricing:

Prices: Pricing: $[***] / Case / FOB Leesburg, FL

Total Price Per Unit	$[***]	Per 432 ml Bottle
Total Price Per Case	$[***]	Per 432 ml Case

Package: 24pk / 432ml

○	.
■	Bottle Molds to be purchased by Golden Ally.
○	Blue bottles are an option. The cost difference between clear and blue bottles will be passed along to Golden.
─	Closure: 28mm / White
─	Label: 5 x 7 PS (Supplied by customer)
○	Label cost above $[***] will be incurred by Golden.
○	Azure will coordinate label purchase and Golden will pay for labels.
─	Packaging: Clear unsupported shrink wrap
─	Pallet: 4x4
─	pH water filling: Included
─	Payment terms:
○	First order: 100% payment before production
○	Second Order: 50% Prior to production / 50% once produced
○	Third order: Payment in full prior to shipment
─	The Processing Fee shall be subject to the adjustments prescribed by a liner reduction.
─	of 10% after the first order, to the final capacity of the agreed total annual order so that the final per case price will be 10% less than the initial order per case price. In other words, the cost of the last case will be 10% lower than the first produced case.

A-1

Warranty: Not applicable.

Specifications:

GOLDEN will provide ceramic beads to be used in containers supplied by Azure Bottling, that will be used to process water provided by the Azure bottling line, and will be used after the Reverse Osmosis process, but before the Ozonization process used by Azure Bottling. (The precise and final positioning of the ceramic filter beads tank is TBD by Azure and Golden)

    ● General standards: All ready to drink beverages packaged in bottles that GOLDEN distributes, markets or sells in the Territory during the Term of this Agreement, initially Product to be packaged in a 432 ml plastic bottle designed by GOLDEN.

Optional Provisions:

    ● The quality assurance procedures for the Product established by Azure Bottling and accepted by GOLDEN as set forth in “Exhibit B” attached to this Agreement.

Minimum Order Commitment:

─ Initial Run: [***]

─ Subsequent Min Runs: [***]

─ Annual Commitment: [***] 24pk cases (or [***] of 432 ml water)

○ Details: Take or Pay

■ Any case commitment shortfall will be charged at $[***] per case

A-2

EXHIBIT B

QUALITY ASSURANCE PROCEDURES

MICROBIOLOGICAL & SHELF LIFE TESTING:

Samples should be performed and analyzed to assure the integrity of the product. Several Quality Assurance checks in place should be performed too, to assure that the package integrity is intact and in legal compliance.

Additional sampling may be required to develop adequate history or to investigate quality issues. These will be determined by Quality Assurance as such needs arise.

The product will be incubated at 92-97F for 5 days in incubation

Room. Low Acid

Frequency

Each

Hour

Each 15 minutes

(Samples per process) 3 per Filler pH

Target Results: (Microbiological plates)

Test:

48 hr plate

48 Stressed 1ml pH

Maximum

<5 u/ml (max.)

No pH changes from Original Sample.

Product will be released after the results of the different tests are analyzed. It will occur 7 days after the production finishes. If any problem is present, the tests will be performed again and the release will be 7 days later.

B-1

OTHER PROCESS REQUIREMENTS:

Several tests, audits and inspections must be performed to assure the product specifications, such as the following:

● Package Integrity

● Weight

● Container and case Codes

● Organoleptic profile

B-2